EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AGREEMENT made on September 2, 2011.

BETWEEN:

SILVER BULL RESOURCES INC.

(the "Company")

AND:

TIMOTHY BARRY

(the "Executive") WHEREAS:

A.       The Company and the Executive entered into an employment agreement, dated September 1, 2010 (the “Original Agreement”) pursuant to which the parties agreed to the terms and conditions of employment of the Executive.

B.    The Company and the Executive (the “Parties”) wish to amend and restate the Original Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.    DEFINITIONS

1.1      Unless otherwise defined in the body of this Agreement, defined terms have the meanings ascribed to them in Schedule "A" of this Agreement.

2.        EMPLOYMENT

2.1      Position. The Company agrees to employ the Executive as President and Chief Executive Officer of the Company. The Executive shall perform, observe and conform to such duties and instructions as from time to time are lawfully assigned or communicated to the Executive on behalf of the Company and on behalf of such affiliated companies designated by the Company as requiring the services of the Executive and as are consistent with his position.

2.2       Service. During the term the Executive shall:

(a)	well and faithfully serve the Company and use his best efforts to promote the best interests of the Company;

(b)	unless prevented by ill health or injury, devote the whole of his working time and attention to the business of the Company;

(c)	comply in all material respects with any Company policies that may apply to the Executive from time to time; and

(d)
not, without the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company, engage in any other business, profession or occupation, or become an officer, director, employee, contractor for service, agent or representative of any other corporation, partnership, firm, person, organization or enterprise.

2.3           Term. The term of this Agreement shall be effective from June 1, 2011 (the "Effective Date") and shall continue until this Agreement and the Executive's employment are terminated in accordance with Section 4 of this Agreement.

3.             COMPENSATION AND BENEFITS

3.1           Salary. The Company shall pay to the Executive $18,000 CDN ("Base Salary") per month for all hours worked discharging the duties of his employment, payable in accordance with the Company's regular payroll practices or on such other basis as mutually agreed between the Company and the Executive.

3.2           Bonus.  Employee shall be eligible to earn a bonus of up to $30,000 CDN if the performance targets as described in Schedule “B” are met.  The determination as to whether the performance targets for 2011 have been met will be made, and any bonus paid, by January 31, 2012. Subsequent year bonus milestones will be determined between the Parties within the first 30 days of each calendar year.  Bonus compensation will be paid in accordance with Employer’s normal payroll practice.

3.3           Stock Options. The Parties acknowledge that the Executive holds stock options to acquire 750,000 shares of the Company’s common stock in accordance with the Stock Option Plan.

3.4           Group Benefits. The Executive will be eligible to participate in the Company's employee benefit plans, provided that such participation will be subject to all terms and conditions of such plans (including, without limitation, all waiting periods, eligibility requirements, contributions, exclusions or other similar conditions and limitations). The introduction and administration of the employee benefit plans is within the Company's sole discretion, and the Executive agrees that the introduction, deletion or amendment of any of the benefits shall not constitute a breach of this Agreement.

3.5           Vacation. The Executive shall be entitled to take four (4) weeks of paid vacation per year. The timing of vacation will be subject to the Company's business needs at the time.

3.6           Expenses. The Executive shall be reimbursed by the Company for all reasonable expenses incurred in connection with the Executive's employment within a reasonable time after receipt of the appropriate invoice or other documentation related to such expenses.

3.7           Other Perquisites. The Company agrees to pay all reasonable costs associated with professional membership dues incurred by the Executive related to the Executive's employment.

3.8           Statutory Deductions. The Company shall have the right to deduct and withhold from the Executive's compensation any amounts required to be deducted and remitted under the applicable provincial laws or federal laws of Canada.

4.             TERMINATION OF AGREEMENT AND EMPLOYMENT

4.1           Termination by Executive. The Executive may terminate his employment with the Company by giving not less thirty (30) days written notice of resignation to the Company. At the time the Executive provides the Company with notice of resignation, or at any time thereafter, the Company shall have the right to elect to terminate the Executive's employment at any time prior to the effective date of the Executive's resignation, and upon such election, shall provide to the Executive a lump sum payment equal to the Base Salary then in effect for the number of days that remain outstanding to the effective date of the Executive's resignation.

4.2           Termination by Company Without Cause. The Company may terminate this Agreement without Cause at any time by providing the Executive with written notice of termination equal to:

(a)	six (6) months if the Executive's employment is terminated less than twenty four (24) months from February 25, 2011; or

(c)	twelve (12) months if the Executive's employment is terminated more than twenty four (24) months from February 25, 2011.

Termination will be effective immediate from the date of notification. The company will pay the Executive a lump sum payment equal to the Base Salary then in effect.

4.3           Termination By Executive Following a Change of Control. The Executive may elect, within three (3) months of a Change of Control of the Company to terminate his employment and this Agreement upon providing written notice of termination to the Company. Upon receipt of such notice of termination in accordance with this, the Company shall pay the Executive's Base Salary plus the previous year bonus then in effect:

(a)	for twelve (12) months plus the previous year bonus if the Executive has been employed less than twenty four (24) months from February 25, 2011; or

(b)	for eighteen (18) months plus the previous year bonus if the Executive has been employed more than twenty four (24) months from February 25, 2011.

4.4           Termination by the Company for Just Cause. Notwithstanding any other provision of this Agreement, the Company may on written notice to the Executive immediately terminate this Agreement and the Executive's employment with the Company at any time for Cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

4.5           Directorship and Offices. Upon the termination of his employment with the Company, the Executive shall immediately resign any directorship or office held in the Company or any respective parent, subsidiary or affiliated companies of the Company and, except as provided in this Agreement, the Executive shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations referred to in this Section 4.5.

4.6           Bonus Upon Termination. The Executive's participation in any and all bonus plans shall cease immediately on the date the Executive receives or gives notice of termination of this Agreement and the Executive shall only be entitled to receive any bonus prorated to the date the Executive receives or gives notice of termination.

4.7           Stock Options on Termination. The vesting and exercise of any stock options granted to the Executive in the event the Executive's employment with the Company or this Agreement is terminated, for any reason, shall be governed by the terms of the Stock Option Plan and any applicable stock option agreement in effect between the Company and the Executive at the time of termination.

4.8           No Additional Payments. The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive and the Company, the Executive shall not be entitled, by reason of the Executive's relationship with the Company or by reason of any termination of his employment by the Company, for any reason, to any remuneration, compensation or other benefits other than those expressly provided for in this Agreement. The Executive further acknowledges and agrees that any amounts paid to the Executive pursuant to this Section 4 are inclusive of any amounts that may be payable under any statute of Canada in respect of compensation for length of service, notice of termination or severance pay.

5.      CONFIDENTIAL INFORMATION

5.1           The Executive acknowledges that, by reason of the Executive's employment by the Company, the Executive will have access to Confidential Information of the Company that the Company has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the "Company" shall mean the Company, and such respective affiliates and subsidiaries as may exist from time to time.

5.2           The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

5.3           The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive's employment with the Company. The Executive agrees that, both during his employment with the Company and after the termination of his employment with the Executive, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Company.

5.4           The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

5.5           The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

5.6           The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of the Company, including all Confidential Information which is in the Executive's possession or under the Executive's control are the property of the Company and that the Executive will return same and any copies of same to the Company immediately upon termination of the Executive's employment or at any time upon the request of the Company.

6.              RESTRICTED ACTIVITIES

6.1            Restriction on Competition. The Executive covenants and agrees with the Company that the Executive will not, without the prior written consent of the Company, at any time during his employment or for a period of six (6) months following the termination of the Executive's employment, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive's name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business anywhere in Gabon, West Africa or the province of Coahuila, Mexico or other jurisdiction in which the Company is carrying on active business which is in direct competition with the business of the Company.

6.2            Restriction on Solicitation. The Executive shall not, at any time during his employment or for a period of six (6) months after the termination of the Executive's employment, for any reason, without the prior written consent of the Company, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by the Company to leave such employment; or

(b)
any person, firm or corporation whatsoever, who is or was at any time in the last twelve (12) months of the Executive's employment a customer or supplier of the Company or any affiliate or subsidiary of the Company, to cease its relationship with the Company or any affiliate or subsidiary of the Company.

6.3           Corporate Opportunities. During the term of this Agreement, the Executive will offer to the Company any investment or other opportunity generally in the geographic area (in either the country of Gabon, West Africa or the province of Coahuila, Mexico), and the business in which the Company operates, of which he may become aware. If after 10 working days the Board of Directors of the Executive refuses the opportunity to participate in the investment or venture, the Executive is free to seek other alternatives only during his private time.

6.4           Restriction on Investments. The Executive may make passive investments in companies involved in industries in which the Company operates, provided any such investment does not exceed a 5% equity interest, unless Executive obtains consent to acquire an equity interest exceeding 5% by consent of the Chairman of the Company.

7.             ENFORCEMENT

7.1   The Executive acknowledges and agrees that the covenants and obligations under Sections 5 and 6 are reasonable, necessary and fundamental to the protection of the Company's business interests, and the Executive acknowledges and agrees that any breach of these Sections by the Executive would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. Accordingly, the Executive agrees that, in the event the Executive violates any of the restrictions referred to in Sections 5 or 6, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

8.             GENERAL PROVISIONS

8.1           Cooperation and Assistance. The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

8.2           Use of Likeness. The Executive hereby grants to the Company, its parent, subsidiary and affiliated companies, during the term of the Executive's employment with the Company, and for a period of one (1) year after the termination of that employment for any reason, the right to use the Executive's name, likeness and biography in connection with the advertising, sale and/or marketing of the Company's, or its parent or affiliated company's, products or services.

8.3           Severability. If any provision of this Agreement is declared unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect with such unenforceable or invalid provisions shall be severed from the remainder of this Agreement.

8.4           Survival. The Company and the Executive expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Executive's employment hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Executive's employment or the termination of this Agreement for any reason.

8.5           Effect of Agreement. The provisions of this Agreement constitute the entire employment agreement between the Parties and it supersedes and cancels all previous communications, representations and agreements, whether oral or written, between the Parties with respect to the Executive's employment by the Company including the Original Agreement. In consideration of the Company entering into this Employment Agreement, the Executive hereby remises, releases and forever discharges the Company from any and all claims, liability, actions or causes of actions arising or which may arise now or hereafter in connection with any claim by the Executive in respect of any prior written or oral employment contracts or arrangements between the Executive and Company that pre-date the date of execution of this Employment Agreement including the Original Agreement.

8.6           Amendment. This Agreement may not be amended or modified except by written instrument signed by the Company and the Executive.

8.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.  The Parties hereby attorn to and submit to the jurisdiction of the courts of British Columbia.

8.8           Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

8.10         Affiliated Corporations. The Executive acknowledges and agrees that all of the Executive's covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of the Company. The Executive acknowledges that notwithstanding references in this Agreement to affiliated companies of the Company, this Agreement is between the Executive and the Company.

8.11         Legal Advice. The Executive acknowledges this Agreement has been prepared by the Company and that the Executive has had sufficient time to review these documents thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of these documents prior to their execution. By signing these documents, the Executive represents and warrants that he has read and understood these documents and that he executes them of his own free will and act.

IN WITNESS WHEREOF the Parties have hereto have duly executed this agreement as of the day and year first above written.

SILVERBULL RESOURCES, INC.

Per:	/s/ Brian Edgar
Authorized Signatory

Per:	/s/ Timothy Barry
TIMOTHY BARRY

SCHEDULE "A"
DEFINITIONS
The following terms shall have the following definitions:

(a)	"Board" means the Board of Directors of the Company;

(b)	"Cause" has the meaning commonly ascribed to the phrase "cause" or "just cause for termination" at common law and, without limiting the foregoing, includes any of the following acts or omissions:

(a)	the Executive's gross default or misconduct during the Executive's employment in connection with or effecting the business of the Company;

(b)
the Executive's continued refusal or willful misconduct to carry out the duties of his employment after receiving written notice from the Company of the failure to do so and having had an opportunity to correct same within a reasonable period of time from the date of receipt of such notice;

(c)	theft, fraud, dishonesty or misconduct of the Executive involving the property, business or affairs of the Company or in the carrying out of the duties of his employment; or

(d)	any material breach of this Agreement including any breach Sections 5, 6 or 7 of this Agreement;

(c)	"Change of Control" means the occurrence of one or more of the following events after the Effective Date of this Agreement:

(i)
any Person or combination of Persons acting jointly or in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof or any other transaction having a similar effect; or

(ii)	the sale or transfer of more than 50% of the operating assets of the Company to an entity not controlled by the Company;

(d)
"Confidential Information" means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Executive) or received by the Company from an outside source which is maintained in confidence by the Company or any of its employees, contractors or customers including, without limitation:

(i) any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(ii) any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iii) any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(iv) financial information, including the Company's costs, financing or debt arrangements, income, profits, salaries or wages; and

(v) any information relating to the present or proposed business of the Company.

(e)	"Person" means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(f)	"Stock Option Plan" means the 2010 Stock Option and Stock Bonus Plan for Silver Bull Resources Inc. as amended from time to time.